UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 14, 2007

CAPITAL RESOURCE FUNDING, INC.
(Exact name of registrant as specified in its charter)

North Carolina	333-118259	54-2142880
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

1 HUTAN STREET, ZHONGSHAN DISTRICT
DALIAN, P. R. CHINA
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

N/A
(Zip Code)

(86411) 8289-7752
Registrant's telephone number, including area code

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement

        On June 9, 2007, Dalian Xinyang High-Tech Development Co., Ltd (“DLX”), a majority-owned subsidiary of Capital Resource Funding, Inc. (the “Registrant”), entered into an African Mining Project Contract of Cooperation (the “Purchase Agreement”) with Shengbao Group, and South African Shengbao Mining Enterprises (“Shengbao”), pursuant to which DLX purchased the prospecting and mining rights of a mine that is owned by Shengbao in the Congo area, Africa.

        The parties orally agreed that the purchase price would be US$2,000,000, and that DLX would give Shengbao 20% of its monthly ore production each month for the payment of the purchase price. Shengbao orally agreed to bear the risk of losing part or all of the US$2,000,000 if the mining production fails.

        In addition to providing DLX a mine of approximately 35 sq. km in the Congo area to prospect and mine, Shengbao would also provide all mine-related information and documents necessary for DLX’s prospecting and mining. Pursuant to the Purchase Agreement, DLX would provide the necessary funding, equipment and engineering staff for the mining, and would produce no less than twenty (20) tons of ore per day. With regard to the product ownership, DLX would own eighty percent (80%) of the mining products, and Shengbao would own twenty percent (20%). Shengbao has the right of preemption for purchasing DLX’s mining products under the same market conditions.

Item 2.01.    Completion of Acquisition or Disposition of Assets

        The information set forth in Item 1.01 of this Report is incorporated by reference into this Item 2.01.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information set forth in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits

        N/A

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2007

CAPITAL RESOURCE FUNDING, INC. By: /s/ Bin Wang Name: Bin Wang Title: President, Chairman and Chief Executive Officer

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